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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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                                                                                                               Six Months Ended
                                                                 Year Ended 30 September                           31 March
                                              --------------------------------------------------------------   ----------------
                                                 1990       1991          1992          1993         1994            1995
                                              ---------  -----------  ------------  ------------  ----------   ----------------
EARNINGS:                                                       (Dollar amounts in millions)
Income before extraordinary item
  and the cumulative effect of accounting
  changes:                                    $229.9        $248.9        $277.0        $200.9        $233.5        $175.3

Add (deduct):
   Provision for income taxes                  107.7         113.9         130.8         103.0          95.2          91.0

   Fixed charges, excluding capitalized
     interest                                  112.2         121.8         133.4         127.3         127.1          74.4

   Capitalized interest amortized during
     the period                                  6.6           6.7           7.5           7.7           8.0           3.7

   Undistributed earnings of less-than-
     fifty-percent-owned affiliates            (12.0)         (8.6)        (12.5)         (8.1)         (2.8)         (6.8)
                                              ------        ------        ------        ------        ------        ------
     Earnings, as adjusted                    $444.4        $482.7        $536.2        $430.8        $461.0        $337.6
                                              ======        ======        ======        ======        ======        ======
FIXED CHARGES:

Interest on indebtedness, including
   capital lease obligations                  $104.5        $112.8        $125.1        $118.6        $118.2        $ 69.2

Capitalized interest                            26.6          28.7           4.1           6.3           9.7           6.2

Amortization of debt discount premium
   and expense                                   1.3           2.1            .8            .7            .8            .5

Portion of rents under operating leases
   representative of the interest factor         6.4           6.9           7.5           8.0           8.1           4.7
                                              ------        ------        ------        ------        ------        ------
     Fixed charges                            $138.8        $150.5        $137.5        $133.6        $136.8        $ 80.6
                                              ======        ======        ======        ======        ======        ======
RATIO OF EARNINGS TO FIXED CHARGES:              3.2           3.2           3.9           3.2           3.4           4.2
                                              ======        ======        ======        ======        ======        ======

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